EXHIBIT 23.2 CONSENT OF SHERB & CO., LLP

May 20, 2005

To the Board of Directors of
Worldwide Biotech & Pharmaceutical Company
110 Sarasota Quay, Suite B
Sarasota, Florida 34236

Gentlemen:

We have issued our report dated March 5, 2005 accompanying the financial statements of Worldwide Biotech & Pharmaceutical Company which is incorporated by reference in this Form S-8 registration statement. We consent to the incorporation by reference in the registration statement of the aforementioned report, and the use of our name under the heading “Experts”.

Sincerely,

/s/ Sherb & Co., LLP
Sherb & Co., LLP

Certified Public Accountants